Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-71744, 33-88812, 33-87308, 333-46613, 333-92395, 333-49890, 333-73208, 333-98285, 333-113614, 333-115342 and 333-150258 on Form S-8 and in Registration Statement No. 333-163328 on Form S-3 of our reports dated March 8, 2010, relating to the financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of the accounting standard related to Business Combinations, effective for business combinations entered into after December 28, 2008) and financial statement schedule of Kopin Corporation, and the effectiveness of Kopin Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Kopin Corporation for the year ended December 26, 2009.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 8, 2010